                                                                    Exhibit 11.1

                      BOX HILL SYSTEMS CORP. AND SUBSIDIARY

                   PRO FORMA NET INCOME PER SHARE CALCULATION
                    (in thousands, except per share amounts)

                                          Three Months Ended  Nine Months Ended
                                             September 30,      September 30,
                                          -----------------   -----------------
                                            1997      1996      1997      1996
                                          -------   -------   -------   -------

Pro forma net income ..................   $ 1,740   $   794   $ 4,814   $ 2,476
                                          =======   =======   =======   =======

Weighted average shares outstanding ...    10,506     9,900    10,104     9,900

Dilutive effect of common stock
     equivalents ......................     1,078     1,093     1,077     1,080

Weighted average number of shares that
     were required to be sold to fund
     distributions to the S Corporation
     shareholders .....................       635       753       714       753
                                          -------   -------   -------   -------

Shares used in computing pro forma
     income per share .................    12,219    11,746    11,895    11,733
                                          =======   =======   =======   =======

Pro forma net income per share ........   $   .14   $   .07   $   .40   $   .21
                                          =======   =======   =======   =======

                                      -15-

                             ____________

Mark up the preceding blank FDS for use, for example, with an annual report on Form 10-K or 10-KSB that would be filed by a registrant whose fiscal year ended December 31, 1995; note that responses to the monetary tags would be expressed in thousands of dollars (000's omitted) unless the value for [MULTIPLIER] were changed to a different, acceptable number. The preceding FDS is for use with EDGAR Release 4.40 (the current system).

See "Format and Input of Financial Data Schedules (Applicable to All

Filers)" in Appendix E of the EDGAR Filer Manual (December 1995) and "Financial Data Schedules: Frequently Asked Questions" in the October 1995 issue of SEC EDGAR News.


July 22, 1996                                EDGAR Services
                                             Global Financial Press
                                             (212) 387-7200